Exhibit VII

NORDIC INVESTMENT BANK

Financial information

January–April 2012

(unaudited)

Nordic Investment Bank	Financial information January–April 2012

Table of contents

Key figures	3

Comments	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

15 June 2012

Nordic Investment Bank	Financial information January–April 2012

Key figures

(in EUR million unless otherwise noted)	Apr 2012*	Apr 2011*	Dec 2011
Net interest income	79	76	228
Profit/loss	94	72	194
Loans disbursed	406	478	1,946
Loans agreed	475	813	2,608
Loans outstanding	14,104	13,548	14,153
Guarantee commitments	4	8	4
New debt issues	1,944	1,400	2,887
Debts evidenced by certificates	19,621	16,412	18,433
Total assets	25,046	21,701	23,802
Equity/total assets (%)	10.2	10.8	10.3
Profit/average equity (%)	11.3	9.5	8.2
Number of employees (persons)	179	173	178

*   Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2012

Comments

NIB’s financial figures January–April 2012

After a year of deepening uncertainty in the global financial markets, early 2012 brought calmer outlooks and more stability. This was to a large extent due to central banks injecting liquidity into the banking system. However, following the first four months, hopes gave way to concerns about European economic growth due to the rising pressure on the euro in the South European members of the EMU.

NIB’s operational results for January–April 2012 in terms of profit amounted to EUR 94 million, which was EUR 22 million higher compared to the same period a year ago. The profit increased on the basis of the stable net interest income and due to positive fair values on financial instruments in the trading portfolios.

During the first four months, NIB saw a good deal flow in the lending pipeline, while loan disbursements took off slowly, reaching EUR 406 million. The level of the disbursements may reflect the reduced appetite for investments due to uncertainties in the economic outlook.

Loans were provided for projects within the sectors of power generation and supply, renewable energy, sustainable transport infrastructure, research and development and in other sectors. Some 75% of disbursements were rated as highly compliant with the mandate to support competitiveness and the environment. The remaining part was disbursed as credit facilities placed with intermediary banks for onlending to subprojects that in due course will be selected on the basis of the NIB mandate criteria.

NIB’s total assets at the end of the period were EUR 25 billion. Loans outstanding totalled EUR 14.1 billion. Loan impairment charges made during the period amounted to EUR 1.7 million.

During the first four months of the year, NIB closed fourteen transactions, totalling EUR 1.9 billion out of the annual target of EUR 3.2 billion. In late January, NIB launched a 5-year global USD 1.25 billion benchmark issue. In April, a 10-year Australian dollar issue for AUD 300 million was launched, taking NIB’s outstanding volume in the Australian market currently to more than AUD 1.7 billion.

It is expected that in the current economic circumstances, investors will continue to seek a safe harbour in the Nordic countries. This will help NIB maintain its strength in securing long-term financing which will continue to be in short supply from other sources due to increased uncertainty and changes expected in the regulatory environment.

Henrik Normann

President and CEO

Nordic Investment Bank	Financial information January–April 2012

Statement of comprehensive income

EUR 1,000

	Jan–Apr 2012*	Jan–Apr 2011*	Jan–Dec 2011

Interest income	173,678	153,125	499,642
Interest expense	-95,159	-76,966	-271,189

Net interest income	78,518	76,160	228,452

Commission income and fees received	2,592	2,835	10,310
Commission expense and fees paid	-1,100	-799	-2,203
Net profit/loss on financial operations	30,795	20,539	7,575
Foreign exchange gains and losses	-783	-1,712	-653

Operating income	110,021	97,022	243,483

Expenses

General administrative expenses	12,761	12,071	32,955
Depreciation	1,170	1,329	4,048
Impairment of loans	1,703	11,129	12,442

Total expenses	15,634	24,529	49,446

PROFIT/LOSS FOR THE PERIOD	94,387	72,494	194,037

Value adjustments on the available-for-sale portfolio	-	779	-

Total comprehensive income	94,387	73,273	194,037

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2012

Statement of financial position

EUR 1,000		30 Apr 2012*	30 Apr 2011*	31 Dec 2011
ASSETS

Cash and cash equivalents		3,235,577	1,225,172	2,414,954

Financial placements
Placements with credit institutions		3,525	57,665	3,517
Debt securities		4,982,694	4,711,199	4,343,767
Other		27,862	28,576	25,508

		5,014,081	4,797,440	4,372,792
Loans outstanding		14,103,967	13,548,081	14,152,905
Intangible assets		4,564	4,638	4,560
Tangible assets, property and equipment		30,697	31,590	30,806

Other assets
Derivatives		2,304,625	1,763,687	2,420,570
Other assets		34,441	38,208	38,625

		2,339,066	1,801,896	2,459,195
Payments to the Bank’s reserves, receivable		1,320	3,960	2,640
Accrued interest and fees receivable		316,422	288,515	363,687

TOTAL ASSETS		25,045,694	21,701,291	23,801,539

LIABILITIES AND EQUITY
Liabilities

Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,488,885	877,952	1,495,517
Long-term amounts owed to credit institutions		95,941	142,129	101,666

		1,584,827	1,020,081	1,597,183
Debts evidenced by certificates
Debt securities issued		19,546,368	16,195,172	18,359,521
Other debt		74,824	216,854	73,200

		19,621,192	16,412,025	18,432,721
Other liabilities
Derivatives		1,042,923	1,718,618	1,025,842
Other liabilities		11,227	7,462	9,942

		1,054,149	1,726,080	1,035,785

Accrued interest and fees payable		234,667	208,176	279,378

Total liabilities		22,494,835	19,366,362	21,345,067

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve	685,005
General Credit Risk Fund	955,626
Special Credit Risk Fund PIL	395,919
	2,036,550	2,036,550	1,841,874	1,841,193
Payments to the Bank’s reserves, receivable		1,320	3,960	2,640
Other value adjustments		-	-2,000	-
Profit/loss for the period		94,387	72,494	194,037

Total equity		2,550,859	2,334,929	2,456,472

TOTAL LIABILITIES AND EQUITY		25,045,694	21,701,291	23,801,539

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2012

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments**	Profit/loss for the period	Total

Equity at 31 December 2010	418,602	683,046	550,756	395,919	5,280	0	-2,780	210,832	2,261,656

Appropriations between reserve funds			210,832					-210,832	0
Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/1–30/4/2011							779	72,494	73,273

Equity at 30 April 2011	418,602	684,366	761,589	395,919	3,960	0	-2,000	72,494	2,334,929

Appropriations between reserve funds**		-2,000					2,000		0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/5–31/12/2011**								121,543	121,543

Equity at 31 December 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Appropriations between reserve funds			194,037					-194,037	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/1–30/4/2011								94,387	94,387

Equity at 30 April 2012	418,602	685,005	955,626	395,919	1,320	0	0	94,387	2,550,859

* Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto

** Other value adjustments have been moved from the available for sale portfolio to the statutory reserve on 1 May 2011 when IFRS 9 was implemented regarding the classification of financial assets.

Nordic Investment Bank	Financial information January–April 2012

Cash flow statement

EUR 1,000

	Jan-Apr 2012*	Jan-Apr 2011*	Jan-Dec 2011
Cash flows from operating activities
Profit/loss from operating activities	94,387	72,494	194,037

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-34,988	-18,010	-11,223
Impairment of bonds held at amortised cost	3,733		11,819
Depreciation and write-down in value of tangible and intangible assets	1,170	1,329	4,048
Change in accrued interest and fees (assets)	47,265	83,417	8,427
Change in accrued interest and fees (liabilities)	-44,711	-86,127	-14,925
Impairment of loans	1,703	11,129	12,442
Adjustment to hedge accounting	3,346	-2,253	1,574
Other adjustments to the period’s profit	-13	-12	-37

Adjustments, total	-22,495	-10,526	12,126

Lending
Disbursements of loans	-406,002	-477,799	-1,946,500
Repayments of loans	439,955	431,592	1,835,279
Capitalisations, redenominations, index adjustments etc.	215	-79	-846
Transfer of loans to claims in other assets	2,854		7,972
Exchange rate adjustments	25,337	240,689	-100,179

Lending, total	62,360	194,403	-204,274

Cash flows from operating activities, total	134,252	256,371	1,889

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,611,995	-1,114,013	-2,082,224
Sold and matured debt securities	995,017	1,421,353	2,830,234
Placements with credit institutions	-8	72,597	126,745
Other financial placements	-3,054	-1,558	-751
Exchange rate adjustments etc.	11,693	63,781	-2,575

Placements and debt securities, total	-608,346	442,160	871,430

Other items
Acquisition of intangible assets	-596	-227	-1,655
Acquisition of tangible assets	-469	-283	-712
Change in other assets	4,956	-415	-4,979

Other items, total	3,891	-925	-7,346

Cash flows from investing activities, total	-604,455	441,235	864,084

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	1,943,697	1,399,728	2,886,621
Redemptions	-650,552	-3,123,020	-4,632,648
Exchange rate adjustments	-143,819	-1,342,163	416,864

Debts evidenced by certificates, total	1,149,326	-3,065,455	-1,329,163

Other items
Long-term placements from credit institutions	-5,725	-2,001	-42,464
Change in swap receivables	153,789	491,457	33,463
Change in swap payables	-2,537	628,278	-209,510
Change in other liabilities	1,284	1,646	4,127
Paid-in capital and reserves	1,320	1,320	2,640

Other items, total	148,133	1,120,700	-211,744

Cash flows from financing activities, total	1,297,459	-1,944,755	-1,540,907

CHANGE IN NET LIQUIDITY	827,255	-1,247,149	-674,934

Opening balance for net liquidity	919,437	1,594,370	1,594,370

Closing balance for net liquidity	1,746,692	347,221	919,437

Additional information to the statement of cash flows			||
Interest income received	220,943	236,681	508,025
Interest expense paid	-139,870	-163,092	-286,114

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

* Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2011 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2012

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int